SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                           FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                         March 26, 1999



                         LCA-Vision Inc.

       (Exact name of Registrant as specified in its Charter)



Delaware                      0-27610       11-2882328
(State or other jurisdiction (Commission    (IRS Employer
of incorporation)             File No.)     Identification Number)



7840 Montgomery Road, Cincinnati, Ohio                  45236
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513)792-9292


                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On March 26, 1999 the Registrant issued the attached press release announcing the completion of all conversions into Common Stock of its outstanding Series B-1 Convertible Preferred Stock, and further announcing its payment of certain debts.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits


     99.1     Press Release dated March 26, 1999


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      LCA-VISION INC.



Date: March 26, 1999                  By:/s/Larry P. Rapp
                                         Larry P. Rapp,
                                         Chief Financial Officer

Exhibit 99.1



COMPANY CONTACTS              INVESTOR RELATIONS CONTACTS
LCA-Vision Inc.               Lippert/Heilshorn & Associates, Inc.
Dr. Stephen N. Joffe,         Bruce Voss (Bruce@lhai.com)
Chairman & CEO                (310) 575-4848
Larry Rapp, VP-Finance & CFO  Ruth Abeshaus (Ruth@lhai.com)
(513) 792-9292                (212) 838-3777

FOR IMMEDIATE RELEASE

      LCA-VISION COMPLETES EXCHANGE OF SERIES B-1 CONVERTIBLE
          PREFERRED FOR COMMON STOCK, PAYS DOWN DEBT

CINCINNATI (March 26, 1999) - LCA-Vision Inc. (NASDAQ: LCAV), a leading U.S. provider of laser vision correction services, today announced that the holders of the remaining $2,025,000 of the Company's 6% Series B-1 convertible preferred stock have converted their shares to 1,225,492 shares of LCA-Vision common stock.
With today's announcement, all Series B-1 convertible preferred shares and dividends have been converted to shares of LCA-Vision common stock.

LCA-Vision also announced that, due to strong cash flow during the 1999 first quarter, the Company has repaid its term loan with a commercial bank of approximately $2 million, raising the available line of credit with that institution to approximately $7 million. The Company has further decreased debt through the repayment of a loan and interest from its majority shareholder of approximately $2.1 million.

LCA-Vision operates laser vision correction centers in the U.S., Canada and Europe, which are supported by a network of 600 physicians and 800 referring optometrists. Since inception, more than 50,000 laser vision correction procedures have been performed at the Company's centers. For additional news and information about LCA-Vision and laser vision correction, please visit the Company's Web site at www.lca-vision.com.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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